UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

BRIXMOR PROPERTY GROUP INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

11120U 10 5

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 11120U 10 5	Page 2 of 58 Pages

1.	Name of reporting persons: BRE Retail Holdco L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 161,494,622
	6.	Shared voting power: 0
	7.	Sole dispositive power: 161,494,622
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 161,494,622
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 70.3%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 3 of 58 Pages

1.	Name of reporting persons: Blackstone Retail Transaction II Holdco L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 57,824,966*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 57,824,966*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 57,824,966*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 20.1%*
12.	Type of reporting person (see instructions): PN

*	Includes 57,824,966 shares of common stock of BPG Subsidiary Inc. (“BPG Subsidiary Shares”) directly held by Blackstone Retail Transaction II Holdco L.P. (“Blackstone Retail Transaction II”). Pursuant to the terms of an exchange agreement, and subject to certain requirements and restrictions, BPG Subsidiary Shares are exchangeable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 4 of 58 Pages

1.	Name of reporting persons: Blackstone Real Estate Associates VI L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 219,319,588*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 219,319,588*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 219,319,588*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 76.3%*
12.	Type of reporting person (see instructions): PN

*	Includes 57,824,966 BPG Subsidiary Shares directly held by Blackstone Retail Transaction II. Pursuant to the terms of an exchange agreement, and subject to certain requirements and restrictions, BPG Subsidiary Shares are exchangeable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 5 of 58 Pages

1.	Name of reporting persons: BREA VI L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 219,319,588*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 219,319,588*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 219,319,588*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 76.2%*
12.	Type of reporting person (see instructions): OO

*	Includes 57,824,966 BPG Subsidiary Shares directly held by Blackstone Retail Transaction II. Pursuant to the terms of an exchange agreement, and subject to certain requirements and restrictions, BPG Subsidiary Shares are exchangeable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 6 of 58 Pages

1.	Name of reporting persons: BRE Southeast Retail Holdings LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 8,800,470*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 8,800,470*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 8,800,470*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.7%*
12.	Type of reporting person (see instructions): OO

*	Includes 8,800,470 common units of partnership interest of Brixmor Operating Partnership LP (“OP Units “) directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 7 of 58 Pages

1.	Name of reporting persons: BRE Throne JV Member LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 6,727,360*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 6,727,360*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 6,727,360*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.8%*
12.	Type of reporting person (see instructions): OO

*	Includes 6,727,360 OP Units directly held by BRE Throne JV Member LLC (“BRE Throne JV”). Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 8 of 58 Pages

1.	Name of reporting persons: BRE Throne Parent LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 6,727,360*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 6,727,360*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 6,727,360*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.8%*
12.	Type of reporting person (see instructions): OO

*	Includes 6,727,360 OP Units directly held by BRE Throne JV. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 9 of 58 Pages

1.	Name of reporting persons: BRE Throne Parent Holdco LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 6,727,360*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 6,727,360*
9.	Aggregate amount beneficially owned by each reporting person: 6,727,360*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.8%*
12.	Type of reporting person (see instructions): OO

*	Includes 6,727,360 OP Units directly held by BRE Throne JV. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 10 of 58 Pages

1.	Name of reporting persons: BRE Throne Holdings Member LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 6,727,360*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 6,727,360*
9.	Aggregate amount beneficially owned by each reporting person: 6,727,360*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.8%*
12.	Type of reporting person (see instructions): OO

*	Includes 6,727,360 OP Units directly held by BRE Throne JV. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 11 of 58 Pages

1.	Name of reporting persons: BRE Throne NR Parent LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 6,727,360*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 6,727,360*
9.	Aggregate amount beneficially owned by each reporting person: 6,727,360*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.8%*
12.	Type of reporting person (see instructions): OO

*	Includes 6,727,360 OP Units directly held by BRE Throne JV. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 12 of 58 Pages

1.	Name of reporting persons: BRE Throne REIT LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 6,727,360*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 6,727,360*
9.	Aggregate amount beneficially owned by each reporting person: 6,727,360*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.8%*
12.	Type of reporting person (see instructions): OO

*	Includes 6,727,360 OP Units directly held by BRE Throne JV. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 13 of 58 Pages

1.	Name of reporting persons: BRE Throne REIT Inc.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 6,727,360*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 6,727,360*
9.	Aggregate amount beneficially owned by each reporting person: 6,727,360*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.8%*
12.	Type of reporting person (see instructions): CO

*	Includes 6,727,360 OP Units directly held by BRE Throne JV. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 14 of 58 Pages

1.	Name of reporting persons: BRE Throne REIT Holdco LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 6,727,360*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 6,727,360*
9.	Aggregate amount beneficially owned by each reporting person: 6,727,360*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.8%*
12.	Type of reporting person (see instructions): OO

*	Includes 6,727,360 OP Units directly held by BRE Throne JV. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 15 of 58 Pages

1.	Name of reporting persons: BRE Throne REIT Parent LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 6,727,360*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 6,727,360*
9.	Aggregate amount beneficially owned by each reporting person: 6,727,360*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.8%*
12.	Type of reporting person (see instructions): OO

*	Includes 6,727,360 OP Units directly held by BRE Throne JV. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 16 of 58 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.F L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 6,727,360*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 6,727,360*
9.	Aggregate amount beneficially owned by each reporting person: 6,727,360*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.8%*
12.	Type of reporting person (see instructions): PN

*	Includes 6,727,360 OP Units directly held by BRE Throne JV. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 17 of 58 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.F (AV) L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 15,527,830*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 15,527,830*
9.	Aggregate amount beneficially owned by each reporting person: 15,527,830*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.3%*
12.	Type of reporting person (see instructions): PN

*	Includes 6,727,360 OP Units directly held by BRE Throne JV Member LLC and 8,800,470 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 18 of 58 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 15,527,830*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 15,527,830*
9.	Aggregate amount beneficially owned by each reporting person: 15,527,830*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.3%*
12.	Type of reporting person (see instructions): PN

*	Includes 6,727,360 OP Units directly held by BRE Throne JV Member LLC and 8,800,470 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 19 of 58 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.TE.1 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 15,527,830*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 15,527,830*
9.	Aggregate amount beneficially owned by each reporting person: 15,527,830*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.3%*
12.	Type of reporting person (see instructions): PN

*	Includes 6,727,360 OP Units directly held by BRE Throne JV Member LLC and 8,800,470 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 20 of 58 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.TE.2 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 15,527,830*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 15,527,830*
9.	Aggregate amount beneficially owned by each reporting person: 15,527,830*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.3%*
12.	Type of reporting person (see instructions): PN

*	Includes 6,727,360 OP Units directly held by BRE Throne JV Member LLC and 8,800,470 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 21 of 58 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.TE.3 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 15,527,830*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 15,527,830*
9.	Aggregate amount beneficially owned by each reporting person: 15,527,830*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.3%
12.	Type of reporting person (see instructions): PN

*	Includes 6,727,360 OP Units directly held by BRE Throne JV Member LLC and 8,800,470 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 22 of 58 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.TE.4 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 6,727,360*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 6,727,360*
9.	Aggregate amount beneficially owned by each reporting person: 6,727,360*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.8%*
12.	Type of reporting person (see instructions): PN

*	Includes 6,727,360 OP Units directly held by BRE Throne JV. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 23 of 58 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.TE.5 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 6,727,360*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 6,727,360*
9.	Aggregate amount beneficially owned by each reporting person: 6,727,360*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.8%*
12.	Type of reporting person (see instructions): PN

*	Includes 6,727,360 OP Units directly held by BRE Throne JV. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 24 of 58 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.TE.6 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 6,727,360*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 6,727,360*
9.	Aggregate amount beneficially owned by each reporting person: 6,727,360*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.8%*
12.	Type of reporting person (see instructions): PN

*	Includes 6,727,360 OP Units directly held by BRE Throne JV. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 25 of 58 Pages

1.	Name of reporting persons: Blackstone Real Estate Holdings VII L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 15,527,830*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 15,527,830*
9.	Aggregate amount beneficially owned by each reporting person: 15,527,830*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.3%*
12.	Type of reporting person (see instructions): PN

*	Includes 6,727,360 OP Units directly held by BRE Throne JV Member LLC and 8,800,470 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 26 of 58 Pages

1.	Name of reporting persons: Blackstone Real Estate Associates VII L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 15,527,830*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 15,527,830*
9.	Aggregate amount beneficially owned by each reporting person: 15,527,830*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.3%*
12.	Type of reporting person (see instructions): PN

*	Includes 6,727,360 OP Units directly held by BRE Throne JV Member LLC and 8,800,470 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 27 of 58 Pages

1.	Name of reporting persons: BREA VII L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 15,527,830*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 15,527,830*
9.	Aggregate amount beneficially owned by each reporting person: 15,527,830*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.3%*
12.	Type of reporting person (see instructions): OO

*	Includes 6,727,360 OP Units directly held by BRE Throne JV Member LLC and 8,800,470 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 28 of 58 Pages

1.	Name of reporting persons: Blackstone Real Estate Holdings VII –ESC L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 15,527,830*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 15,527,830*
9.	Aggregate amount beneficially owned by each reporting person: 15,527,830*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.3%*
12.	Type of reporting person (see instructions): PN

*	Includes 6,727,360 OP Units directly held by BRE Throne JV Member LLC and 8,800,470 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 29 of 58 Pages

1.	Name of reporting persons: BREP VII Side-By-Side GP L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 15,527,830*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 15,527,830*
9.	Aggregate amount beneficially owned by each reporting person: 15,527,830*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.3%*
12.	Type of reporting person (see instructions): OO

*	Includes 6,727,360 OP Units directly held by BRE Throne JV Member LLC and 8,800,470 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 30 of 58 Pages

1.	Name of reporting persons: Blackstone Family Real Estate Partnership VII-SMD L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 15,527,830*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 15,527,830*
9.	Aggregate amount beneficially owned by each reporting person: 15,527,830*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.3%*
12.	Type of reporting person (see instructions): PN

*	Includes 6,727,360 OP Units directly held by BRE Throne JV Member LLC and 8,800,470 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 31 of 58 Pages

1.	Name of reporting persons: Blackstone Family GP L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 15,527,830*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 15,527,830*
9.	Aggregate amount beneficially owned by each reporting person: 15,527,830*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 6.3%*
12.	Type of reporting person (see instructions): OO

*	Includes 6,727,360 OP Units directly held by BRE Throne JV Member LLC and 8,800,470 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 32 of 58 Pages

1.	Name of reporting persons: BLACKSTONE HOLDINGS III L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Quebec, Canada
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 219,319,588†
	6.	Shared voting power: 15,527,830*
	7.	Sole dispositive power: 219,319,588†
	8.	Shared dispositive power: 15,527,830*
9.	Aggregate amount beneficially owned by each reporting person: 234,847,418†*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 77.5%†*
12.	Type of reporting person (see instructions): PN

*	Includes 6,727,360 OP Units directly held by BRE Throne JV Member LLC and 8,800,470 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.
†	Includes 57,824,966 BPG Subsidiary Shares directly held by Blackstone Retail Transaction II. Pursuant to the terms of an exchange agreement, and subject to certain requirements and restrictions, BPG Subsidiary Shares are exchangeable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 33 of 58 Pages

1.	Name of reporting persons: BLACKSTONE HOLDINGS III GP L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 219,319,588†
	6.	Shared voting power: 15,527,830*
	7.	Sole dispositive power: 219,319,588†
	8.	Shared dispositive power: 15,527,830*
9.	Aggregate amount beneficially owned by each reporting person: 234,847,418†*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 77.5%†*
12.	Type of reporting person (see instructions): PN

*	Includes 6,727,360 OP Units directly held by BRE Throne JV Member LLC and 8,800,470 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.
†	Includes 57,824,966 BPG Subsidiary Shares directly held by Blackstone Retail Transaction II. Pursuant to the terms of an exchange agreement, and subject to certain requirements and restrictions, BPG Subsidiary Shares are exchangeable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 34 of 58 Pages

1.	Name of reporting persons: BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 219,319,588†
	6.	Shared voting power: 15,527,830*
	7.	Sole dispositive power: 219,319,588†
	8.	Shared dispositive power: 15,527,830*
9.	Aggregate amount beneficially owned by each reporting person: 234,847,418†*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 77.5%†*
12.	Type of reporting person (see instructions): OO

*	Includes 6,727,360 OP Units directly held by BRE Throne JV Member LLC and 8,800,470 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.
†	Includes 57,824,966 BPG Subsidiary Shares directly held by Blackstone Retail Transaction II. Pursuant to the terms of an exchange agreement, and subject to certain requirements and restrictions, BPG Subsidiary Shares are exchangeable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 35 of 58 Pages

1.	Name of reporting persons: THE BLACKSTONE GROUP L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 219,319,588†
	6.	Shared voting power: 15,527,830*
	7.	Sole dispositive power: 219,319,588†
	8.	Shared dispositive power: 15,527,830*
9.	Aggregate amount beneficially owned by each reporting person: 234,847,418†*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 77.5%†*
12.	Type of reporting person (see instructions): PN

*	Includes 6,727,360 OP Units directly held by BRE Throne JV Member LLC and 8,800,470 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.
†	Includes 57,824,966 BPG Subsidiary Shares directly held by Blackstone Retail Transaction II. Pursuant to the terms of an exchange agreement, and subject to certain requirements and restrictions, BPG Subsidiary Shares are exchangeable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 36 of 58 Pages

1.	Name of reporting persons: BLACKSTONE GROUP MANAGEMENT L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 219,319,588†
	6.	Shared voting power: 15,527,830*
	7.	Sole dispositive power: 219,319,588†
	8.	Shared dispositive power: 15,527,830*
9.	Aggregate amount beneficially owned by each reporting person: 234,847,418†*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 77.5%†*
12.	Type of reporting person (see instructions): OO

*	Includes 6,727,360 OP Units directly held by BRE Throne JV Member LLC and 8,800,470 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.
†	Includes 57,824,966 BPG Subsidiary Shares directly held by Blackstone Retail Transaction II. Pursuant to the terms of an exchange agreement, and subject to certain requirements and restrictions, BPG Subsidiary Shares are exchangeable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

13G

CUSIP No. 11120U 10 5	Page 37 of 58 Pages

1.	Name of reporting persons: STEPHEN A. SCHWARZMAN
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 234,847,418†*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 234,847,418†*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 234,847,418†*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 77.5%†*
12.	Type of reporting person (see instructions): IN

*	Includes 6,727,360 OP Units directly held by BRE Throne JV Member LLC and 8,800,470 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.
†	Includes 57,824,966 BPG Subsidiary Shares directly held by Blackstone Retail Transaction II. Pursuant to the terms of an exchange agreement, and subject to certain requirements and restrictions, BPG Subsidiary Shares are exchangeable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

Item 1.	(a).	Name of Issuer

Brixmor Property Group Inc. (the “Company”)

	(b).	Address of Issuer’s Principal Executive Offices:

420 Lexington Avenue, New York, New York 10170

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).		Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

	(i)	BRE Retail Holdco L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

	(ii)	Blackstone Retail Transaction II Holdco L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

	(iii)	Blackstone Real Estate Associates VI L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

	(iv)	BREA VI L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

	(v)	BRE Southeast Retail Holdings LLC
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

	(vi)	BRE Throne JV Member LLC
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(vii)	BRE Throne Parent LLC
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(viii)	BRE Throne Parent Holdco LLC
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(ix)	BRE Throne Holdings Member LLC
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(x)	BRE Throne NR Parent LLC
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xi)	BRE Throne REIT LLC
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xii)	BRE Throne REIT Inc.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xiii)	BRE Throne REIT Holdco LLC
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xiv)	BRE Throne REIT Parent LLC
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xv)	Blackstone Real Estate Partners VII.F L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xvi)	Blackstone Real Estate Partners VII.F (AV) L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xvii)	Blackstone Real Estate Partners VII L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xviii)	Blackstone Real Estate Partners VII.TE.1 L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xix)	Blackstone Real Estate Partners VII.TE.2 L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xx)	Blackstone Real Estate Partners VII.TE.3 L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxi)	Blackstone Real Estate Partners VII.TE.4 L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxii)	Blackstone Real Estate Partners VII.TE.5 L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxiii)	Blackstone Real Estate Partners VII.TE.6 L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxiv)	Blackstone Real Estate Holdings VII L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxv)	Blackstone Real Estate Associates VII L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxvi)	BREA VII L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxvii)	Blackstone Real Estate Holdings VII –ESC L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxviii)	BREP VII Side-By-Side GP L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxix)	Blackstone Family Real Estate Partnership VII-SMD L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxx)	Blackstone Family GP L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxxi)	Blackstone Holdings III L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Quebec, Canada

(xxxii)	Blackstone Holdings III GP L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxxiii)	Blackstone Holdings III GP Management L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxxiv)	The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxxv)	Blackstone Group Management L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxxvi)	Stephen A. Schwarzman
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: United States

161,494,622 shares of Common Stock are directly held by BRE Retail Holdco.

57,824,966 shares of common stock of BPG Subsidiary Inc. (“BPG Subsidiary Shares”) are directly held by Blackstone Retail Transaction II. Pursuant to the terms of an exchange agreement, and subject to certain requirements and restrictions, BPG Subsidiary Shares are exchangeable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

6,727,360 common units of partnership interest of Brixmor Operating Partnership LP (“OP Units”) are directly held by BRE Throne JV and 8,800,470 OP Units are directly held by BRE Southeast Retail. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

The general partner of each of BRE Retail Holdco L.P. (“BRE Retail Holdco”) and Blackstone Retail Transaction II Holdco L.P. (“Blackstone Retail Transaction II”) is Blackstone Real Estate Associates VI L.P. The general partner for Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The managing member of BREA VI L.L.C. is Blackstone Holdings III L.P.

The members of (“BRE Southeast Retail”) are Blackstone Real Estate Partners VII L.P., Blackstone Real Estate Partners VII.TE.1 L.P., Blackstone Real Estate Partners VII.TE.2 L.P.,

Blackstone Real Estate Partners VII.TE.3 L.P., Blackstone Real Estate Holdings VII -ESC L.P., Blackstone Real Estate Holdings VII L.P., Blackstone Family Real Estate Partnership VII-SMD L.P. and Blackstone Real Estate Partners VII.F (AV) L.P.

The majority member of BRE Throne JV Member LLC (“BRE Throne JV”, together with BRE Retail Holdco, Blackstone Retail Transaction II and BRE Southeast Retail, the “Blackstone Vehicles”) is BRE Throne Parent LLC. The members of BRE Throne Parent LLC are BRE Throne REIT LLC and BRE Throne Parent Holdco LLC. The sole member of BRE Throne REIT LLC is BRE Throne REIT Inc. The sole member of BRE Throne REIT Inc. is BRE Throne REIT Holdco LLC. The majority member of BRE Throne REIT Holdco LLC is BRE Throne REIT Parent LLC. The sole member of BRE Throne Parent Holdco LLC is BRE Throne Holdings Member LLC. The majority member of BRE Throne Holdings Member LLC is BRE Throne NR Parent LLC.

The members of BRE Throne REIT Parent LLC are Blackstone Real Estate Partners VII.F L.P., Blackstone Real Estate Partners VII L.P., Blackstone Real Estate Partners VII.TE.1 L.P., Blackstone Real Estate Partners VII.TE.2 L.P., Blackstone Real Estate Partners VII.TE.3 L.P., Blackstone Real Estate Partners VII.TE.4 L.P., Blackstone Real Estate Partners VII.TE.5 L.P., Blackstone Real Estate Partners VII.TE.6 L.P., Blackstone Real Estate Holdings VII -ESC L.P., Blackstone Real Estate Holdings VII L.P. and Blackstone Family Real Estate Partnership VII-SMD L.P.

The members of BRE Throne NR Parent LLC are Blackstone Real Estate Partners VII.F (AV) L.P., Blackstone Real Estate Partners VII L.P., Blackstone Real Estate Partners VII.TE.1 L.P., Blackstone Real Estate Partners VII.TE.2 L.P., Blackstone Real Estate Partners VII.TE.3 L.P., Blackstone Real Estate Partners VII.TE.4 L.P., Blackstone Real Estate Partners VII.TE.5 L.P., Blackstone Real Estate Partners VII.TE.6 L.P., Blackstone Real Estate Holdings VII -ESC L.P., Blackstone Real Estate Holdings VII L.P. and Blackstone Family Real Estate Partnership VII-SMD L.P.

The general partner Blackstone Family Real Estate Partnership VII-SMD L.P. is Blackstone Family GP L.L.C., which is in turn, wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

BREP VII Side-By-Side GP L.L.C. is the general partner of both Blackstone Real Estate Holdings VII -ESC L.P. and Blackstone Real Estate Holdings VII L.P. The sole member of BREP VII Side-By-Side GP L.L.C. is Blackstone Holdings III L.P.

The general partner of each of Blackstone Real Estate Partners VII.F L.P., Blackstone Real Estate Partners VII.F (AV) L.P., Blackstone Real Estate Partners VII L.P., Blackstone Real Estate Partners VII.TE.1 L.P., Blackstone Real Estate Partners VII.TE.2 L.P., Blackstone Real Estate Partners VII.TE.3 L.P., Blackstone Real Estate Partners VII.TE.4 L.P., Blackstone Real Estate Partners VII.TE.5 L.P. and Blackstone Real Estate Partners VII.TE.6 L.P. is Blackstone Real Estate Associates VII L.P. The general partner of Blackstone Real Estate Associates VII L.P. is BREA VII L.L.C. The managing member of BREA VII L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the Common Stock beneficially owned by the Blackstone Vehicles directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Blackstone Vehicles to the extent they directly hold shares of Common Stock) is the beneficial owner of Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Common Stock. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

11120U 10 5

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assume 229,689,960 shares of Common Stock outstanding as of December 2, 2013 as disclosed in the 10-Q filing of the Company for the quarterly period ended September 30, 2013. As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page.

161,494,622 shares of Common Stock are directly held by BRE Retail Holdco; 57,824,966 BPG Subsidiary Shares are directly held by Blackstone Retail Transaction II; 6,727,360 OP Units are directly held by BRE Throne JV and 8,800,470 OP Units are directly held by BRE Southeast Retail. Subject to certain requirements and restrictions, BPG Subsidiary Shares and OP Units are each exchangeable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

(b) Percent of class:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c) Number of Shares as to which the Reporting Person has:

(i) Sole power to vote or to direct the vote:

See each cover page hereof.

(ii) Shared power to vote or to direct the vote:

See each cover page hereof.

(iii) Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv) Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014

BRE Retail Holdco L.P.
By: Blackstone Real Estate Associates VI L.P, its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley

Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Retail Transaction II Holdco L.P.
By: Blackstone Real Estate Associates VI L.P, its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Associates VI L.P.
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BREA VI L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BRE Southeast Retail Holdings LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRE Throne JV Member LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRE Throne Parent LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRE Throne Parent Holdco LLC
By: BRE Throne Holdings Member LLC, its sole member

By:	/s/ William J. Stein

Name:	William J. Stein
Title:	Senior Managing Director

BRE Throne Holdings Member LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRE Throne NR Parent LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRE Throne REIT LLC
By: BRE Throne REIT Inc., its sole member

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRE Throne REIT Inc.

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRE Throne REIT Holdco LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRE Throne REIT Parent LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

Blackstone Real Estate Partners VII.F L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Partners VII.F (AV) L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Partners VII L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Partners VII.TE.1 L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Partners VII.TE.2 L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Partners VII.TE.3 L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Partners VII.TE.4 L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Partners VII.TE.5 L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Partners VII.TE.6 L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Holdings VII L.P.
By: BREP VII Side-By-Side GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Associates VII L.P.
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BREA VII L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Real Estate Holdings VII –ESC L.P.
By: BREP VII Side-By-Side GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BREP VII Side-By-Side GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Family Real Estate Partnership VII-SMD L.P.
By: Blackstone Family GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Family GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III L.P.
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P.
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

/s/ Stephen A. Schwarzman
STEPHEN A. SCHWARZMAN

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated February 14, 2014, among the Reporting Persons (filed herewith).